Exhibit 10.11

October 6, 2010

Seth Lederman, MD
Tonix Pharmaceuticals, Inc.
President
2 Park 80 West Plaza – Suite 200
Saddle Brook, NJ 07663

Delivered via email to: seth.lederman@tonixpharma.com

Dear Seth,

Frost & Sullivan understands that Tonix Pharmaceuticals (the Client) has decided to proceed with the consulting project entitled Assessment of the U.S. Fibromyalgia Market to Support S1 Filing (Phase 1 & Phase 2), as described in our proposal dated September 27, 2010 (the Project). We are extremely pleased with your decision and look forward to a successful project.

Throughout the course of the Project, Frost & Sullivan will update the Client at regular intervals about project status, consulting strategy, research findings, and other project-specific issues, through conference calls or status reports.  We believe this is an important aspect of the overall process.  Our team will adhere to all research objectives, deliverables and timelines outlined in the proposal, with the stipulation that we provide the Client with sufficient interim update reports to help fulfill its needs.

As noted in the proposal, the total fees for the both Project phases are as follows:

The pricing for the work outlined in phase 1 of this proposal is bound to the following terms:

The following shows the total Project cost:

•	Professional fees:	`	$25,000
•	Direct expense (i.e. IMS data):		$15,000
•	Travel		directly billed to Client
•	TOTAL:		$40,000

Silicon Valley                                San Antonio                      New York                      Toronto                      London                      Paris           FrankfurtTokyoChennai

The pricing for the work outlined in phase 2 of this proposal is bound to the following terms:

The following shows the total Project cost:

•	Professional fees:	`	$61,400
•	Direct expense (data access):		$5,000
•	Direct expense (KOL honoraria):		$3,000
•	Travel		directly billed to Client
•	TOTAL:		$69,400

The work will begin as soon as we receive your written authorization in the form of a signature at the bottom of this agreement letter.

Please review the following terms to ensure that they meet with your approval.  If you are unsure of any of these terms, or if you would like to discuss them, Frost & Sullivan will be happy to do so.

1.
Invoicing terms for phase 1 will be 100% of direct costs and 50% of professional fees upfront (=$27,500), and the remaining 50% of professional fees (= $12,500) upon completion of phase 1 as provided in the September 27, 2010 Proposal.

2.
 Invoicing terms for phase 2 will be 100% of direct costs and 50% of professional fees (=$38,700) at the beginning at phase2 which shall not be started later than 4 weeks after initiation of phase 1.  Initiation of phase 2 will be confirmed by written approval on this document (see below), and the remaining 50% of professional fees (= $30,700) upon completion of phase 2 as provided in the September 27, 2010 Proposal.

3.
All work requested by the Client outside the scope of this Agreement will be billed on a time and materials basis.  Alternatively, depending on the scope of the additional work, a new contract will be negotiated.  For the avoidance of doubt, assisting the Client with follow-up questions from the U.S. Securities and Exchange Commission concerning disclosure in the Client’s Form S-1 related to the U.S. fibromyalgia markets shall be deemed to be included in the scope of work of this Agreement.

4.	The stated Project fee includes findings in a Power Point format - three color-copies and one electronic copy of reports produced for the Project.

5.
All written reports and materials submitted to the Client, including the Power Point presentation, shall become the sole and exclusive property of the Client and its assigns.   Frost & Sullivan understands that all such work has been or shall be prepared by Frost & Sullivan as a consultant within the scope of its engagement by the Client, and constitute a “work made for hire” as defined and used in the Copyright Act of 1976, 17 U.S.C. § 101 et seq.  They may be reproduced in printed and electronic format for internal or external reports, presentations, and other similar purposes by the Client.  However, the Client may not resell the written reports to third parties without Frost & Sullivan’s written consent.

6.
Frost & Sullivan will strive always to provide first-rate work.  However, there is no representation of certainty, express or implied, by Frost & Sullivan.  This is because the markets we study have varying degrees of fragmentation.  Client acknowledges this and accepts this point.  Client waives any claim to consequential, or punitive damages against Frost & Sullivan based on their reliance on Frost & Sullivan’s work.

7.	Some data may be considered proprietary by companies to be interviewed, and they may be unwilling to divulge this data to Frost & Sullivan. Results will be on a “best efforts” basis.

8.
Client shall have 10 business days following receipt of the final report in which to request clarifications or submit questions that are reasonable and within the original scope of the Project.  The Client will be advised of this 10-day period within which changes/clarifications/questions can be made without added expense upon delivery of the draft report.  Additional work beyond the scope of the Project will be billed on a time and expenses basis.

9.
Either party may terminate this Agreement 30 days following written notice of a material breach by the other party if such breach is not cured with such 30-day period. Termination of this agreement must have a reasonable basis and Client agrees to pay Frost & Sullivan a pro rata fee for tasks accomplished, plus related direct expenses incurred,  prior to notice of termination, less any professional fees paid in advance.

10.
Frost & Sullivan shall not be liable for delays or failures in performing its obligations resulting from any cause beyond Frost & Sullivan’s reasonable control.  In the event of any material delay beyond Frost & Sullivan’s reasonable control, Frost & Sullivan will notify the Client and specify the revised schedules as soon as practicable.

11.
Frost & Sullivan’s ability to meet the Project timeline outlined in the proposal may be contingent on Client’s input / approval of certain research items (e.g., questionnaire and discussion guide outlines).  If there are delays beyond the Project timeline by the Client in providing the needed input or approval that materially impact Project efficiency, Frost & Sullivan reserves the right to bill the Client for the delayed time.  Frost & Sullivan will notify the Client in writing of the terms of any additional billing before rendering an invoice.

12.
Both parties must agree upon any change, extension or reduction in the scope of the Project in writing.  The revised scope will be reflected via either a revised letter of engagement or a time and expenses billing, which will reflect additional billing as required to complete additional work.

13.
The Client may request Frost & Sullivan to present the results of the Project.  Frost & Sullivan will bill the Client on a time and expenses basis, including preparation, presentation, and travel costs and time.

14.
For purposes of this Agreement, “Confidential Information” means any information, technical data, trade secrets or know-how, regarding the Client’s products or business, including research, product plans, product registrations, products, services, customers, customer lists, marketing information, software, developments, inventions, specifications, processes, formulas, technology, designs, drawings,  marketing, finances or other business information disclosed by the Client or otherwise, directly or indirectly, in writing, orally or by drawings.  Frost & Sullivan shall not, during or subsequent to the term of this Agreement, use the Confidential Information for any purpose whatsoever other than the performance of the Project on behalf of the Client or disclose the Confidential Information to any third party.  It is understood that Confidential Information shall remain the sole property of the Client.  Frost & Sullivan shall take all reasonable precautions to prevent any unauthorized disclosure of the Confidential Information.  Confidential Information does not include information that is known to Frost & Sullivan at the time of disclosure to Frost & Sullivan as evidenced by written records of Frost & Sullivan, has become publicly known and made generally available through no wrongful act of Frost & Sullivan or has been rightfully received by Frost & Sullivan from a third party who is authorized to make such disclosure.  Upon the termination of this Agreement, or upon the Client’s earlier request, Frost & Sullivan shall return to the Client all of the Confidential Information that Frost & Sullivan may have in Frost & Sullivan’s possession or control.

15.
Neither party may assign or transfer this Agreement or delegate any of its obligations under this Agreement without the other party’s written consent.  Any attempted assignment, transfer or delegation without such prior written consent will be void.

16.
Any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.

17.
All waivers must be in writing.  Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

18.
This Agreement, together with the September 27 proposal, completely and exclusively states the agreement of the parties regarding the Project. This Agreement supersedes, and its terms govern, all prior proposals, agreements or other communications between the parties, oral or written, regarding the subject matter of this Agreement.  This Agreement shall not be modified except by a subsequently dated written amendment signed on behalf of the Client and Frost & Sullivan by their duly authorized representatives.

Please sign at the bottom of this page and return fax to the attention of Maik Klasen at (650) 475-1570.  We will commence work promptly at that time.  Thank you for this opportunity to work with you.

Phase 1 Approval:

Signed:	/s/SETH LEDERMAN	Signed:	/s/ MAIK KLASEN
	TONIX Pharmaceuticals, Inc.		Frost & Sullivan
Printed:	Seth Lederman, MD	Printed:	Maik Klasen, PhD
Date:	October 6, 2010	Date:
Title:	President	Title:	Senior Director
Telephone:	212 644-2610	Telephone:	650 – 475 4505

Phase 2 Approval:

Signed:		Signed:
	TONIX Pharmaceuticals, Inc.		Frost & Sullivan
Printed:	Seth Lederman, MD	Printed:	Maik Klasen, Ph.D.
Date:		Date:
Title:	President	Title:	Senior Director
Telephone:	212 644-2610	Telephone:	650 – 475 4505

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